EXHIBIT 10.1

PRECEDENT AGREEMENT

This Precedent Agreement (“Agreement”) is made and entered into effective as of the 21st day of July, 2015 (“Effective Date”) by and between TENNESSEE GAS PIPELINE COMPANY, L.L.C., a Delaware limited liability company, herein called “Transporter,” and UIL HOLDINGS CORPORATION, a Connecticut corporation, herein called “Shipper” (each also herein referred to as a “Party” and collectively as the “Parties”).

WHEREAS, Transporter owns and operates an interstate natural gas transmission pipeline system that extends in a northeasterly direction from the international boundary with Mexico in south Texas through the States of Texas, Louisiana, Arkansas, Mississippi, Alabama, Tennessee, Kentucky, West Virginia, Ohio, Pennsylvania, New Jersey, New York, Connecticut, Rhode Island, Massachusetts, and New Hampshire (“Transporter’s System”); and

WHEREAS, Transporter has designed the Northeast Energy Direct (“NED”) Project (“Project”) to provide:  (1) up to 1,200,000 dekatherms of natural gas per day (“Dth/d”) of firm transportation service (“Supply Path TQ”) from one or more mutually agreeable receipt points on Transporter’s 300 Line in Zone 4 to Transporter’s existing Wright, New York delivery point, or another mutually agreeable delivery point at Wright, New York, located on Transporter’s 200 Line in Zone 5 in Schoharie County, New York (the “Supply Path”), and/or (2) up to 1,200,000 Dth/d of firm transportation service (“Market Path TQ”) from Transporter’s existing Wright, New York receipt point, or another mutually agreeable receipt point at Wright, New York to various Zone 6 delivery points located on Transporter’s 200 Line and various 200 Line laterals, in the States of Massachusetts, New Hampshire and Connecticut (the “Market Path”);

WHEREAS, the Supply Path of the NED Project as designed may include, without limitation: (i) installation of up to 50 miles of 36-inch pipeline adjacent to Transporter’s 300 Line right of way in Pennsylvania; (ii) approximately 115 miles of greenfield 30-inch pipeline from Susquehanna County, Pennsylvania to Wright, New York; (iii) certain modifications to Transporter’s existing compressor station at Station 321 in Susquehanna County, Pennsylvania; and (iv) new compression facilities at two locations on the greenfield segment of pipeline between Station 321 and the existing Wright, New York receipt point (the facilities described in items (i) through (iv) of this paragraph shall be referred to collectively as the “Supply Path Facilities”)

WHEREAS, the Market Path of the NED Project as designed, may include, without limitation: (i) the installation of approximately 53 miles of 30-inch pipeline in New York and approximately 64 miles of 30-inch pipeline in Massachusetts, and approximately 71 miles of pipeline in New Hampshire, (ii) construction of new compression facilities  sufficient to receive gas from either Transporter’s System, or the systems of Iroquois Gas Transmission System, LP (“Iroquois”) and/or the proposed Constitution Pipeline Company, LLC (“Constitution Pipeline”) or upstream capacity from the Tennessee station 317 area for deliveries to Transporter’s System near Dracut, Massachusetts, and to the Joint Facilities of Maritimes & Northeast Pipeline, L.L.C. and Portland Natural Gas Transmission System, located in Middlesex County, Massachusetts; and (iii) modification of existing lateral facilities off of Transporter’s 200 Line and/or construction of new lateral facilities off of Transporter’s 200 Line as may be required to accommodate requests for Primary Delivery Points (the facilities described in items (i) through (iii) of this paragraph shall be referred to collectively as the “Market Path

Facilities”) (collectively, the Supply Path Facilities and the Market Path Facilities may be referred to as the “Project Facilities”); and

WHEREAS, on February 13, 2014, Transporter initiated a non-binding open season (“Open Season”) to offer firm transportation service on the Project Facilities; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Transporter and Shipper agree as follows:

1.	Firm Transportation Service.

(a)	Transporter agrees, subject to the satisfaction of the conditions set forth herein, to construct and secure the necessary Market Path Facilities to render firm transportation service for Shipper at the applicable rate selected by Shipper below and pursuant to a firm transportation agreement between Transporter and Shipper and Negotiated Rate Agreement (if applicable), which firm transportation agreement and negotiated rate agreement shall be in a form substantially similar in all material respects to Exhibit A and Exhibit B to this Agreement (the “Market Path Firm Agreement”).

2.	Commencement of Service.

a)	Subject to the terms and conditions of this Agreement, Transporter and Shipper agree to execute and deliver the Market Path Firm Agreement, in accordance with the provisions of Section 8 (Execution of Agreements by Shipper) and Section 11 (Execution of Agreements by Transporter) of this Agreement, pursuant to which Transporter shall transport and deliver for Shipper on a firm basis up to 70,000 Dth/d, with service from Primary Receipt Point(s) to the Primary Delivery Point(s) as defined in Section 3 of this Agreement (the “Shipper’s TQ”). Unless

Transporter and Shipper amend this Agreement otherwise, service under the Market Path Firm Agreement shall commence on the later of (i) November 1, 2018, or (ii) the date on which Transporter places the Market Path Facilities in service, subject to Section 2(b) hereof (“Commencement Date”).  Transporter shall provide written notice of the Commencement Date to Shipper no less than five (5) business days in advance of the Commencement Date.  The Market Path Firm Agreement shall have a primary term ending ■■■■■■■) years after the Commencement Date (the “Primary Term”).

3.	Primary Receipt and Delivery Points. The Primary Receipt Points for all of Shipper’s TQ shall be the existing Wright, New York receipt point, denoted as Meter No. 412181, located on Transporter’s 200 Line in Zone 5 in Schoharie County, New York, or another mutually agreeable receipt point at or near Wright, New York as may be placed in service by Transporter as part of the Market Path Facilities. The Primary Receipt Point and Primary Delivery Point shall be set forth in Exhibit A to the attached Market Path Firm Agreement. To the extent additional potential receipt points are developed in the Wright, New York area, either owned by Transporter or a by a third party pipeline(s), such that the Wright, New York area becomes a hub or market center for gas supplies, Transporter agrees to establish a Wright, New York pooling point and will permit Shipper to amend its Primary Receipt Point to such pooling point in lieu of Shipper’s Primary Receipt Point as stated above.

4.	Open Season ■■■■■■■■■■■■■.

a)	Transporter reserves the right, but shall not be required, to conduct additional open season(s) to market unsubscribed Supply Path TQ and Market Path TQ

(each a “Subsequent Open Season”).  Transporter also reserves the right to award unsubscribed Supply Path TQ and Market Path TQ to shippers who did not participate in the Open Season without conducting a Subsequent Open Season.  Transporter shall have the right to either reduce Shipper’s TQ or terminate this Agreement as specified in this Section 4 if such reduction or termination is necessary to comply with any regulation, order, requirement or directive of the FERC.

b)	[REDACTED]:

5.	Shipper Rate Option. Upon execution of this Agreement, Shipper must select one of the following rate options:

☒	Shipper selects for the Primary Term of the Market Path Firm Agreement the negotiated rate(s) for its service as reflected in Exhibit B attached hereto.

☐	Shipper selects for the Primary Term of the Market Path Firm Agreement the recourse rate(s) for its service, which shall be the applicable reservation and commodity rates, surcharges, and fuel and lost and unaccounted for and electric power charges under Transporter’s Rate Schedule FT-A, as approved by the FERC specifically for service on the Market Path Facilities.

6.	[REDACTED]

7.	Shipper Approvals and Undertakings.

a)	Shipper has obtained all necessary approvals from its executive management and/or board of directors to execute all the agreements referenced herein pursuant to the terms of this Agreement (“Shipper Approvals”).

b)	Shipper shall use commercially reasonable efforts to support Transporter’s FERC Certificate Application and any other Tariff filing contemplated under this Agreement, by filing a motion to intervene and comments in support of such application or filing.

c)	Shipper shall use commercially reasonable efforts to cooperate with Transporter in seeking Transporter Authorizations consistent with the terms of this Agreement and the related agreements, including any rehearing, appeal, or judicial review as may be reasonably necessary.

8.	Execution of Agreements by Shipper. Unless this Agreement has been earlier terminated in accordance with Section 12 (Transporter Termination Rights) or 13 (Shipper Termination Rights), Shipper shall be required to sign and deliver to Transporter, within ten (10) business days after receipt of written request from Transporter, which request Transporter may not make earlier than the date on which Transporter accepts a FERC Certificate (as defined in Section 10 below), the Market Path Firm Agreement, in the form provided in Exhibit A hereto or another mutually acceptable form, the Negotiated Rate Agreement (if applicable), in the form provided in Exhibit B hereto or another mutually acceptable form, and any other related agreements that are consistent with the terms hereof and required by this Agreement. Transporter shall execute the Market Path Firm Agreement, Negotiated Rate Agreement, and any other related agreements that are consistent with the terms hereof and required by this Agreement and in accordance with Section 11 (Execution of Agreements by Transporter).

9.	Transporter Approvals and Undertakings.

a)	Transporter has obtained all necessary approvals from its executive management and/or board of directors for the construction of the Market Path Facilities, pending receipt of all Transporter Authorizations as described in Section 10 of this Agreement, and the execution of this Agreement and all other agreements contemplated herein.

b)	After execution of this Agreement, Transporter shall provide Shipper with periodic, general updates regarding the status and progress of the Project, including a report on the status of the receipt of all necessary permits and authorizations. Between execution of this Agreement and the commencement of construction activities, Transporter shall provide such updates on a monthly basis. Following commencement of construction activities, Transporter shall provide such updates every other week until the Commencement Date, unless Shipper and Transporter mutually agree to a different schedule for updates. [REMAINDER REDACTED]

10.	Transporter Authorizations. Upon (i) Transporter’s receipt of all necessary approvals from its executive management and/or board of directors and (ii) receipt of (aa) Shipper’s notices of approval and authorization pursuant to Section 7(a) and (bb) receipt by Transporter of notices of approvals from other Shippers with precedent agreements for volumes sufficient to justify, in Transporter’s sole discretion, proceeding with the Project,

Transporter shall use commercially reasonable efforts to obtain all necessary and final authorizations, consents, and approvals, including all necessary and final authorizations from federal, state, and local authorities having jurisdiction, including but not limited to those of the FERC, including a certificate of public convenience and necessity (“FERC Certificate”), and of any state or federal court in which Transporter seeks to exercise eminent domain or otherwise obtain rights or access to land (collectively, “Transporter Authorizations”), on terms and conditions acceptable to Transporter in its sole discretion, to construct and secure the Market Path Facilities and to render the proposed firm transportation service for Shipper pursuant to the terms and conditions specified in this Agreement, the Market Path Firm Agreement, the Negotiated Rate Agreement, and in Transporter’s Tariff.  Shipper agrees to use commercially reasonable efforts to support Transporter’s filing(s) to implement the Project, service, and rates, as proposed by Transporter, provided such filing(s) are consistent with this Agreement and the related agreements between the Parties.  Transporter may file, amend, and prosecute applications for the Transporter Authorizations that it requires hereunder and, if necessary, pursue any rehearing, appeal, or judicial review in such manner as it deems to be in its best interest.

11.	Execution of Agreements by Transporter. Within ten (10) business days after receipt of executed agreements from Shipper under Section 8 (Execution of Agreements by Shipper) above, Transporter shall sign and deliver to Shipper the Market Path Firm Agreement, Negotiated Rate Agreement, and any other related agreements necessary to effectuate the Parties’ agreement as set forth herein.

12.	Transporter Termination Rights.

a)	If the Transporter Authorizations referenced in Section 10 are not satisfactory to Transporter in its sole discretion, then Transporter shall have the right, without liability to Shipper, to terminate this Agreement and/or the Market Path Firm Agreement upon thirty (30) days’ prior written notice to Shipper; provided that any such notice must be provided within thirty (30) days of the event giving rise to the termination right.

If such notice is given by Transporter, then the Parties shall negotiate in good faith for a period not to exceed thirty (30) days toward an amendment to this Agreement and any related agreements to accomplish the objectives of the Parties and to address any issues associated with the lack of satisfactory Transporter Authorizations, provided, however, that neither party shall be required to consent to modifications of this Agreement or any related agreements.  This Agreement shall terminate without liability to Shipper or Transporter unless within such period (a) Transporter elects to accept the Transporter Authorization(s) as then issued, or (b) the Parties otherwise mutually agree to an amendment to this Agreement and/or the Market Path Firm Agreement and/or the Negotiated Rate Agreement, or (c) the Parties agree in writing to extend the 30-day period, or (d) Transporter withdraws its previously submitted notice to terminate.  Any such agreement between Transporter and Shipper to amend any agreement shall be subject to receipt by Shipper of all necessary regulatory authorizations and approvals acceptable to Shipper in shipper’s sole discretion.  Transporter shall use commercially reasonable efforts to cooperate with Shipper in Shipper’s efforts to obtain any necessary approval or regulatory authorization.

b)	[REDACTED]:

If such notice is given by Transporter, then the Parties shall negotiate in good faith for a period not to exceed thirty (30) days toward an amendment to this Agreement and any related agreements to accomplish the objectives of the Parties, provided, however, that neither party shall be required to consent to modifications of this Agreement or any related agreements.  This Agreement shall terminate without liability to Shipper or Transporter unless within such period (a) the Parties otherwise mutually agree to an amendment to this Agreement and/or the Market Path Firm Agreement and/or the Negotiated Rate Agreement, or (b) the Parties agree in writing to extend the 30-day period, or (c) Transporter withdraws its previously submitted notice to terminate.  Any such agreement between Transporter and Shipper to amend any agreement shall be subject to receipt by Shipper of all necessary regulatory authorizations and approvals acceptable to Shipper in shipper’s sole discretion.  Transporter shall use commercially reasonable efforts to cooperate with Shipper in Shipper’s efforts to obtain any necessary approval or regulatory authorization.

c)	[REDACTED]

If such notice is given by Transporter, then the Parties shall negotiate in good faith for a period not to exceed thirty (30) days toward an amendment to this

Agreement and any related agreements to accomplish the objectives of the Parties, provided, however, that neither party shall be required to consent to modifications of this Agreement or any related agreements.  This Agreement shall terminate without liability to Shipper or Transporter unless within such period (a) the Parties otherwise mutually agree to an amendment to this Agreement and/or the Market Path Firm Agreement and/or the Negotiated Rate Agreement, or (b) the Parties agree in writing to extend the 30-day period, or (c) Transporter withdraws its previously submitted notice to terminate.  Any such agreement between Transporter and Shipper to amend any agreement shall be subject to receipt by Shipper of all necessary regulatory authorizations and approvals acceptable to Shipper in shipper’s sole discretion.  Transporter shall use commercially reasonable efforts to cooperate with Shipper in Shipper’s efforts to obtain any necessary approval or regulatory authorization.

13.	Shipper Termination Rights.

a)	[REDACTED]:

If such notice is given by Shipper, then the Parties shall negotiate in good faith for a period not to exceed thirty (30) days toward an amendment to this Agreement and any related agreements to accomplish the objectives of the Parties and to address any issues associated with the lack of satisfactory Shipper Authorizations, provided, however, that neither party shall be required to consent to modifications of this Agreement or any related agreements.  This Agreement shall terminate without liability to Shipper or Transporter unless within such period (a) Shipper decides to accept the Shipper Authorizations as issued, or (b) the Parties otherwise mutually agree to an amendment to this Agreement, or (c) the Parties agree in writing to extend the 30-day period, or (d) Shipper withdraws its previously submitted notice to terminate.  Any such agreement between Transporter and Shipper to amend any agreement shall be subject to receipt by Shipper of all necessary regulatory authorizations and approvals acceptable to Shipper in shipper’s sole discretion.  Transporter shall use commercially reasonable efforts to cooperate with Shipper in Shipper’s efforts to obtain any necessary approval or regulatory authorization.

14.	Transporter’s Obligation to Proceed with Project. Transporter shall be under no obligation to commence or continue at any time, the acquisition of pipe and materials, the acquisition of rights-of-way, the construction of the Market Path Facilities, or any other activity involving either the commitment or actual expenditure of funds by Transporter that may be required to construct or procure the Market Path Facilities or to provide the proposed firm transportation service for Shipper unless (a) Transporter has obtained all necessary approvals from executive management and/or board of directors in accordance with Section 9 (Transporter Approvals and Undertakings) of this Agreement, (b) Transporter has received all Transporter Authorizations for such activities on terms satisfactory to Transporter in accordance with Section 10 (Transporter Authorizations), and (c) Transporter and Shipper have executed the Market Path Firm Agreement and the Negotiated Rate Agreement associated with Shipper’s TQ.

15.	Shipper Creditworthiness. In exchange for Transporter’s execution of this Agreement, the Market Path Firm Agreement, the Negotiated Rate Agreement and any other related agreements, and as a condition precedent to Transporter’s obligations pursuant to such agreements, Shipper shall satisfy the following credit assurance provisions as of the effective date of this Agreement, and shall have a continuing obligation to satisfy the credit assurance provisions of this Agreement throughout the term of this Agreement, and such provisions of the Market Path Firm Agreement, the Negotiated Rate Agreement and any other related agreements as may be in effect from time to time.

a)	[REDACTED]:

b)	[REDACTED]:

c)	The credit assurance provided to Transporter in this Section 15 shall continue in effect until the earlier of (i) Shipper satisfies the Credit Rating standards, (ii) the execution of a credit agreement to replace this provision, or (iii) the end of the Primary Term, and full payment of all undisputed balances and charges and resolution of any asserted claims with respect thereto has been made by Shipper.

d)	If Shipper does not remedy its failure to demonstrate or furnish acceptable credit assurance as required by this Section 15 within ten (10) business days of receipt of written notice of such failure from Transporter, then Transporter shall, in addition to any other remedy available under this Agreement, have the right to terminate this Agreement, the Market Path Firm Agreement, Negotiated Rate Agreement and any other related agreements in accordance with the terms of Transporter’s Tariff upon thirty days written notice to Shipper, provided that such Transporter notice of termination shall be null and void if Shipper has demonstrated or furnished the required credit assurance prior to the expiration of such thirty (30) days.

16.	Notice. Any notice and/or request provided for in this Agreement or any notice either Party may desire to give to the other shall be transmitted in writing (overnight delivery, U.S. Mail, or electronic mail) such that it is received before 5 p.m. Central time on the due date.

Transporter:	Tennessee Gas Pipeline Company, L.L.C.
1001 Louisiana Street
Houston, TX 77002
Attn: Vice President, Business Development

Shipper:	UIL Holdings Corporation
77 Hartland Street, 4th Floor
East Hartford, CT 06108
Attn: , Senior Director-
Energy Supply

Notice is effective as of the date of confirmed receipt, or, in the absence of confirmed receipt, as of the date actually received.

17.	Assignment. Any entity that shall succeed by purchase, merger, consolidation, or other transfer to the properties of either Transporter or Shipper, either substantially or as an entirety, shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Agreement. Either Party, without relieving itself of its obligations under this Agreement, and any related agreements, may also assign any of its rights hereunder and thereunder to a company or partnership with which it is affiliated, but otherwise no assignment of this Agreement or of any of the rights or obligations hereunder shall be made, unless there first shall have been obtained the written consent thereto of the other Party to this Agreement, which consent shall not be unreasonably withheld, conditioned, or delayed. Transporter’s conditioning consent on assignee’s or replacement shipper’s meeting the credit requirements set forth in Section 15 of this Agreement shall be deemed reasonable.  It is agreed, however, that the restrictions on assignment contained in this Section 17 shall not in any way prevent either Party to this Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.  Once the Market Path Firm Agreement is executed by both Parties, any assignment of such Market Path Firm Agreement is subject to the terms and conditions of Transporter’s Tariff and the terms of this provision shall no longer control; provided, however, that if under Section 20 (Survival), provisions of this Agreement survive after termination of this Agreement, then any assignment of surviving terms shall be governed by this Section 17.  The Parties agree to use commercially reasonable efforts to cooperate in the preparation and filing of all necessary applications for authorizations related to any assignment conforming to this Section 17 and, subject to the terms and conditions herein, agree to proceed with due diligence to prosecute such application(s), if necessary.

18.	Modification of Agreement. No modification of the terms and provisions of this Agreement shall be made except by the execution by both Parties of a written agreement.

19.	Choice of Law. THE INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE IN ACCORDANCE WITH AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

20.	Survival. Unless terminated sooner pursuant to the terms herein, this Agreement shall terminate upon the Commencement Date. To the extent this Agreement is terminated by either Party prior to the Commencement Date, Sections 1(b) (Firm Transportation Service), 3 (Primary Receipt and Delivery Points),■ ■■■■■■■■ 17 (Assignment), 19 (Choice of Law), 20 (Survival), and 22 (Breach and Remedies), shall survive through the Commencement Date. Sections ■ ■■■■■■■■■■ and 9(c) (Transporter Approvals and Undertakings), of this Agreement shall survive termination of this Agreement until the end of the Primary Term. Otherwise, neither Party shall have any further rights or obligations under this Agreement following such termination or expiration.

21.	No Waiver of Future Default. No waiver by a Party of any default(s) by the other Party in the performance of any provision, condition, or requirement of this Agreement shall operate or be construed as a waiver of any future default(s), whether of a like or of a different character, nor in any manner release the defaulting Party from performance of any other provision, condition, or requirement herein.

22.	Breach and Remedies. Nothing in this Agreement shall be construed to preclude the Parties from pursuing any remedy at law or equity for the other Party’s failure to execute the Market Path Firm Agreement, and any related agreements or any breach of this Agreement or those Agreements; provided however that neither Party shall be liable for consequential, incidental, punitive, exemplary, or indirect damages, by statute, in tort or contract or otherwise; provided further that the foregoing shall not preclude either party from pursuing any remedy for breach of any obligation under the Market Path Firm Agreement and any related agreements. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint, or concurrent, or active or passive.

23.	Agreement Subject to Regulatory Authorities. This Agreement, and all of the terms and provisions contained herein, and the respective obligations of the Parties, are subject to Transporter’s Tariff and to all valid laws, orders, rules, and regulations of duly constituted governmental authorities having jurisdiction.

24.	Severability of Provisions. If any provision of this Agreement is declared null and void or voidable by a court of competent jurisdiction, such declaration shall in no way affect the validity or effectiveness of the other provisions of this Agreement, which shall remain in full force and effect, and the Parties shall thereafter undertake commercially reasonable efforts to agree upon an equitable adjustment of the provisions of this Agreement with a view to effecting its purpose.

25.	No Presumption Against Drafter. No presumption shall operate in favor of or against any Party as a result of any responsibility or role that any Party may have had in the drafting of this Agreement.

26.	Confidentiality. Each Party shall hold the substance and terms of this Agreement confidential, but may disclose the substance and terms of this Agreement to its or its affiliates’ directors, officers, employees, representatives, agents, lenders, consultants, attorneys or auditors (“Representatives”) who have a need to know the substance and terms of this Agreement and who are subject to a confidentiality obligation covering the disclosed information. Neither Party shall disclose or communicate, and will cause its Representatives not to disclose or communicate, the substance or terms of this Agreement to any other person, entity, firm, or corporation without the prior written consent of the other Party; provided that Transporter may disclose the Agreement in any applications for Transporter Authorizations and that Shipper may disclose the terms of the Agreement, the Market Path Firm Agreement and any related agreements in any efforts or proceedings relating to obtaining Shipper’s Authorizations.  Either Party may disclose the substance or terms of this Agreement as requested or required by law, order, rule or regulation of any duly constituted governmental body or official authority having jurisdiction; provided however, the Party compelled to disclose the Agreement shall give prompt written notice of such requirement to the other Party so that either Party may seek a protective order or other appropriate remedy and/or waive the compliance with the terms hereof.

27.	Whole Agreement. This Agreement sets forth all understandings and agreements between the Parties respecting the subject matter hereof, and all prior agreements, understandings, and representations, whether written or oral, respecting the subject matter hereof are merged into and superseded by this Agreement. In the event of any conflict between the terms of this Agreement and the Market Path Firm Agreement and/or Negotiated Rate Agreement, the terms of the Market Path Firm Agreement and the Negotiated Rate Agreement shall control.

28.	Execution of Agreement. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove written.

TENNESSEE GAS PIPELINE COMPANY, L.L.C.

By:	/s/

Name:

Title:

UIL HOLDINGS CORPORATION

By:	/s/

Name:

Title:

EXHIBIT A TO PRECEDENT AGREEMENT

Service Package No: ________

Amendment No: 0

GAS TRANSPORTATION AGREEMENT

(For Use Under FT-A Rate Schedule)

THIS AGREEMENT is made and entered into as of the ________day of ________, ______, by and between TENNESSEE GAS PIPELINE COMPANY, L.L.C., a Delaware limited liability company, hereinafter referred to as “Transporter” and UIL Holdings Corporation, a Connecticut corporation, hereinafter referred to as "Shipper."  Transporter and Shipper shall collectively be referred to herein as the "Parties."

WHEREAS, Transporter has designed the “Market Path” portion of its Northeast Energy Direct Project (the “Project”) to provide firm transportation service from the existing Wright, New York receipt point, or other mutually agreeable receipt points around Wright, New York, located in Schoharie County, New York, on Transporter’s 200 Line in Zone 5 to various Zone 6 delivery points located on Transporter’s 200 Line and various 200 Line laterals in the states of Massachusetts and New Hampshire, Connecticut (the “Market Path Facilities”);

WHEREAS, Transporter has designed the “Supply Path” portion of the Project to provide firm transportation service from receipt points on its existing 300 Line as far west as Station 317 in Bradford County, Pennsylvania to mutually agreeable delivery points around Wright, New York, located in Schoharie County, New York, on Transporter’s 200 Line in Zone 5 (the “Supply Path Facilities”);

WHEREAS, Shipper and Transporter entered into a Precedent Agreement dated July 21, 2015 (the “Precedent Agreement”), pursuant to which Transporter agreed to file an application with the Federal Energy Regulatory Commission (“FERC”) for the necessary authorizations (i) to provide Shipper certain firm transportation services, and (ii) to construct and operate any facilities necessary to provide such firm transportation service on the Market Path Facilities;

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WHEREAS, Transporter has now been authorized by the FERC order issued on [DATE] in FERC Docket No. [INSERT] to construct and operate the Market Path Facilities.

ARTICLE I

DEFINITIONS

1.1            TRANSPORTATION QUANTITY - shall mean the maximum daily quantity of gas which Transporter agrees to receive and transport on a firm basis, subject to Article II herein, for the account of Shipper hereunder on each day during the term hereof, as specified on Exhibit A attached hereto.  Any limitations on the quantities to be received from each Point of Receipt and/or delivered to each Point of Delivery shall be as specified on Exhibit A attached hereto.

1.2            EQUIVALENT QUANTITY - shall be as defined in Article I of the General Terms and Conditions of Transporter's FERC Gas Tariff.

ARTICLE II

TRANSPORTATION

2.1            Transportation Service -  Transporter agrees to accept and receive daily on a firm basis, at the Point(s) of Receipt from Shipper or for Shipper's account such quantity of gas as Shipper makes available up to the Transportation Quantity, and to deliver to or for the account of Shipper to the Point(s) of Delivery an Equivalent Quantity of gas.

2.2            COMMENCEMENT OF SERVICE – Upon completion of construction of the Market Path Facilities required to enable Transporter to render the transportation service described herein and after receipt and acceptance by Transporter of all FERC and other necessary authorizations as set forth in the Precedent Agreement, Transporter will notify Shipper, in writing, of the date on which Transporter will be ready to commence transportation service under this Agreement (the “Commencement Date”).  The Commencement Date shall be on the later of: (i) November 1, 2018; or (ii) the date on which Transporter places the Market Path Facilities in service.

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ARTICLE III

POINT(S) OF RECEIPT AND DELIVERY

The Primary Point(s) of Receipt and Delivery shall be those points specified on Exhibit A attached hereto.

ARTICLE IV

Transporter shall construct, install, own, and operate, or otherwise acquire access to the facilities necessary for Transporter to receive and deliver the gas as contemplated herein for Shipper’s account at the Point(s) of Receipt and Point(s) of Delivery.

ARTICLE V

QUALITY SPECIFICATIONS AND STANDARDS FOR MEASUREMENT

For all gas received, transported and delivered hereunder the Parties agree to the Quality Specifications and Standards for Measurement as specified in the General Terms and Conditions of Transporter's FERC Gas Tariff Volume No. 1.  To the extent that no new measurement facilities are installed to provide service hereunder, measurement operations will continue in the manner in which they have previously been handled.  In the event that such facilities are not operated by Transporter or a downstream pipeline, then responsibility for operations shall be deemed to be Shipper's.

ARTICLE VI

RATES AND CHARGES FOR GAS TRANSPORTATION

6.1            TRANSPORTATION RATES - Commencing upon the Commencement Date, the rates, charges, and surcharges to be paid by Shipper to Transporter for the transportation service provided herein shall be in accordance with Transporter's Rate Schedule FT-A and the General Terms and Conditions of Transporter's FERC Gas Tariff.  Except as provided to the contrary in any written or electronic agreement(s) between Transporter and Shipper in effect during the term of this Agreement, Shipper shall pay Transporter the applicable maximum rate(s) and all other applicable charges and surcharges specified in the Summary of Rates in Transporter's FERC Gas Tariff and in this Rate Schedule.  Transporter and Shipper may agree that a specific discounted rate will apply only to certain volumes under the agreement.  Transporter and Shipper may agree that a specified discounted rate will apply only to specified volumes (MDQ, TQ, commodity volumes, Extended Receipt and Delivery Service Volumes or Authorized Overrun volumes) under the Agreement; that a

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specified discounted rate will apply only if specified volumes are achieved (with the maximum rates applicable to volumes above the specified volumes or to all volumes if the specified volumes are never achieved); that a specified discounted rate will apply only during specified periods of the year or over a specifically defined period of time; that a specified discounted rate will apply only to specified points, zones, markets or other defined geographical area; and/or that a specified discounted rate will apply only to production or reserves committed or dedicated to Transporter. Transporter and Shipper may agree to a specified discounted rate pursuant to the provisions of this Section 6.1 provided that the discounted rate is between the applicable maximum and minimum rates for this service.

In addition, a discount agreement may include a provision that if one rate component which was at or below the applicable Maximum Rate at the time the discount agreement was executed subsequently exceeds the applicable Maximum Rate due to a change in Transporter's Maximum Rates so that such rate component must be adjusted downward to equal the new applicable Maximum Rate, then other rate components may be adjusted upward to achieve the agreed overall rate, as long as none of the resulting rate components exceed the Maximum Rate applicable to that rate component.  Such changes to rate components shall be applied prospectively, commencing with the date a Commission Order accepts revised tariff sheet rates.  However, nothing contained herein shall be construed to alter a refund obligation under applicable law for any period during which rates that had been charged under a discount agreement exceeded rates which ultimately are found to be just and reasonable.

6.2            INCIDENTAL CHARGES - Shipper agrees to reimburse Transporter for any filing or similar fees, which have not been previously paid for by Shipper, which Transporter incurs in rendering service hereunder.

6.3            CHANGES IN RATES AND CHARGES - Shipper agrees that Transporter shall have the unilateral right to file with the appropriate regulatory authority and make effective changes in (a) the rates and charges applicable to service pursuant to Transporter's Rate Schedule FT-A, (b) the rate schedule(s) pursuant to which service hereunder is rendered, or (c) any provision of the General Terms and Conditions applicable to those rate schedules.  Transporter agrees that Shipper may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for such adjustment of Transporter's existing FERC Gas Tariff as may be found necessary to assure Transporter just and reasonable rates.

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ARTICLE VII

BILLINGS AND PAYMENTS

Transporter shall bill and Shipper shall pay all rates and charges in accordance with Articles VII,  and VIII, respectively, of the General Terms and Conditions of the FERC Gas Tariff.

ARTICLE VIII

GENERAL TERMS AND CONDITIONS

This Agreement shall be subject to the effective provisions of Transporter's Rate Schedule FT-A and to the General Terms and Conditions incorporated therein, as the same may be changed or superseded from time to time in accordance with the rules and regulations of the FERC.

ARTICLE IX

REGULATION

9.1            This Agreement shall be subject to all applicable and lawful governmental statutes, orders, rules and regulations and is contingent upon the receipt and continuation of all necessary regulatory approvals or authorizations upon terms acceptable to Transporter.  This Agreement shall be void and of no force and effect if any necessary regulatory approval is not so obtained or continued.  All Parties hereto shall cooperate to obtain or continue all necessary approvals or authorizations, but no Party shall be liable to any other Party for failure to obtain or continue such approvals or authorizations.

9.2            The transportation service described herein shall be provided subject to Subpart G, Part 284 of the FERC Regulations.

ARTICLE X

RESPONSIBILITY DURING TRANSPORTATION

Except as herein specified, the responsibility for gas during transportation shall be as stated in the General Terms and Conditions of Transporter's FERC Gas Tariff Volume No. 1.

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ARTICLE XI

WARRANTIES

11.1            In addition to the warranties set forth in Article XI of the General Terms and Conditions of Transporter's FERC Gas Tariff, Shipper warrants the following:

(a)            Shipper warrants that all upstream and downstream transportation arrangements are in place, or will be in place on the Commencement Date, and that it has advised the upstream and downstream transporters of the receipt and delivery points under this Agreement and any quantity limitations for each point as specified on Exhibit "A" attached hereto.  Shipper agrees to indemnify and hold Transporter harmless for refusal to transport gas hereunder in the event any upstream or downstream transporter fails to receive or deliver gas as contemplated by this Agreement.

(b)            Shipper agrees to indemnify and hold Transporter harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses (including reasonable attorneys fees) arising from or out of breach of any warranty by Shipper herein.

11.2            Transporter shall not be obligated to provide or continue service hereunder in the event of any breach of warranty.

ARTICLE XII

TERM

12.1            This contract shall be effective as of the date of execution and shall remain in force and effect, unless modified as per Exhibit B, until the expiration of ■■■■■■■■■■ following the Commencement Date ("Primary Term") and on a month to month basis thereafter unless terminated by either Party upon at least thirty (30) days prior written notice to the other Party; provided, however, that if the Primary Term is less than one year, then notice of termination may be provided via Transporter’s Interactive Website; provided further, that if the Primary Term is one year or more, then any rights to Shipper's extension of this Agreement after the Primary Term shall be governed by Article V, Section 4 of the General Terms and Conditions of Transporter's FERC Gas Tariff; and provided further, that if the FERC or other governmental body having jurisdiction over the service rendered pursuant to this Agreement authorizes abandonment of such service, this Agreement shall terminate on the abandonment date permitted by the FERC or such other governmental body.

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12.2            Any portions of this Agreement necessary to resolve or cash out imbalances under this Agreement as required by the General Terms and Conditions of Transporter's Tariff shall survive the other parts of this Agreement until such time as such balancing has been accomplished; provided, however, that Transporter notifies Shipper of such imbalance not later than twelve months after the termination of this Agreement.

12.3            This Agreement will terminate automatically upon written notice from Transporter in the event Shipper fails to pay all of the amount of any bill for service rendered by Transporter hereunder in accord with the terms and conditions of Article VIII of the General Terms and Conditions of Transporter's FERC Gas Tariff.

ARTICLE XIII

NOTICE

Except as otherwise provided in the General Terms and Conditions applicable to this Agreement, any notice under this Agreement shall be in writing and mailed to the post office address of the Party intended to receive the same, as follows:

TRANSPORTER:	Tennessee Gas Pipeline Company, L.L.C.
P. O. Box 2511
Houston, Texas 77252-2511
Attention: Director, Transportation Services

SHIPPER:	UIL Holdings Corporation

NOTICES:	UIL Holdings Corporation
77 Hartland Street, 4th Floor
East Hartford, CT 06108

Attention: Senior Director- Energy Supply

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BILLING:	UIL Holdings Corporation
77 Hartland Street, 4th Floor
East Hartford, CT 06108

Attention: Senior Director- Energy Supply

or to such other address as either Party shall designate by formal written notice to the other.

ARTICLE XIV

ASSIGNMENTS

14.1            Either Party may assign or pledge this Agreement and all rights and obligations hereunder under the provisions of any mortgage, deed of trust, indenture, or other instrument which it has executed or may execute hereafter as security for indebtedness.  Either Party may, without relieving itself of its obligation under this Agreement, assign any of its rights hereunder to a company with which it is affiliated.  Otherwise, Shipper shall not assign this Agreement or any of its rights hereunder, except in accord with Article VI, Section 1 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

14.2            Any person which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of either Party hereto shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Agreement.

ARTICLE XV

MISCELLANEOUS

15.1            THE INTERPRETATION AND PERFORMANCE OF THIS CONTRACT SHALL BE IN ACCORDANCE WITH AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE DOCTRINES GOVERNING CHOICE OF LAW.

15.2            If any provision of this Agreement is declared null and void, or voidable, by a court of competent jurisdiction, then that provision will be considered severable at either Party's option; and if the severability option is exercised, the remaining provisions of the Agreement shall remain in full force and effect.

15.3            Unless otherwise expressly provided in this Agreement or Transporter's Gas Tariff, no modification of or supplement to the terms and provisions stated in this Agreement shall be or

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become effective until Shipper has submitted a request for change through Transporter’s Interactive Website and Shipper has been notified through Transporter’s Interactive Website of Transporter's agreement to such change.

15.4            Exhibit "A" attached hereto is incorporated herein by reference and made a part hereof for all purposes.

ARTICLE XVI

CREDITWORTHINESS

16.1	In exchange for Transporter’s execution of this Agreement, the Negotiated Rate Agreement and any other related agreements, and as a condition precedent to Transporter’s obligations pursuant to such agreements, Shipper shall satisfy the following credit assurance provisions as of the effective date of this Agreement, and shall have a continuing obligation to satisfy the credit assurance provisions of this Agreement throughout the term of this Agreement, and such provisions of the Firm Agreement, the Negotiated Rate Agreement and any other related agreements as may be in effect from time to time.

16.2	[REDACTED]

16.3	[REDACTED]

16.4	The credit assurance provided to Transporter in this Section 16 shall continue in effect until the earlier of (i) Shipper satisfies the Credit Rating standards, (ii) the execution of a credit agreement to replace this provision, or (iii) the end of the Primary Term, and full payment of all undisputed balances and charges and resolution of any asserted claims with respect thereto has been made by Shipper.

16.5	If Shipper does not remedy its failure to demonstrate or furnish acceptable credit assurance as required by this Section 16 within ten (10) business days of receipt of written notice of such failure from Transporter, then Transporter shall, in addition to any other remedy available under this Agreement, have the right to terminate this Agreement, the Firm Agreement, Negotiated Rate Agreement and any other related agreements in accordance with the terms of Transporter’s Tariff upon thirty days written notice to Shipper, provided that such Transporter notice of Termination shall be null and void if Shipper has demonstrated or furnished the required credit assurance prior to the expiration of such thirty (30) days.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

TENNESSEE GAS PIPELINE COMPANY, L.L.C.

BY:
Agent and Attorney-in-Fact

UIL HOLDINGS CORPORATION

BY:

TITLE:

DATE:

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GAS TRANSPORTATION AGREEMENT

(For Use Under FT-A Rate Schedule)

EXHIBIT A

TO GAS TRANSPORTATION AGREEMENT

DATED [INSERT DATE]

BETWEEN

TENNESSEE GAS PIPELINE COMPANY, L.L.C.

AND

UIL HOLDINGS CORPORATION

Amendment Effective Date:

Service Package:

Service Package TQ: 70,000 Dth/day

Beginning Date	Ending Date	Meter Number	Meter Name	County	State	Zone	R/D	Meter TQ
11/01/2018	10/31/2038	012181 ■■	Wright	Schoharie	NY	5	R	70,000
11/01/2018	10/31/2038	420453	N. Bloomfield	Hartford		6	■	41,000
11/01/2018	10/31/2038	420425	Milford	New Haven		6	■	29,000

Total Receipt TQ: 70,000 Dth/day

Total Delivery TQ: 70,000 Dth/day

Number of Receipt Points: 1

Number of Delivery Points: 2

Other Provisions Permitted By Tariff Under the Applicable Rate Schedule and/or General Terms and Conditions and Pursuant to Article XXXVI of the General Terms and Conditions of Tennessee’s FERC Gas Tariff:

[REDACTED].

EXHIBIT B TO PRECEDENT AGREEMENT

 NEGOTIATED RATE AGREEMENT

[Insert Date]

UIL Holdings Corporation
77 HARTLAND STREET, 4TH FLOOR
EAST HARTFORD, CT 06108

RE:	Firm Transportation Negotiated Rate Agreement (“Negotiated Rate Agreement”)
Rate Schedule FT-A Service Package No. _________ (“Service Package”)1
Open Season No. 900

Dear John:

Tennessee Gas Pipeline Company, L.L.C. (“Transporter”) and UIL Holding Corporation (“Shipper”) entered into a Precedent Agreement, dated July 21, 2015 (“Precedent Agreement”).  Shipper was a successful bidder in the open season conducted by Transporter for the Northeast Energy Direct Project (“Open Season”) and was awarded capacity as part of the Open Season and that capacity is reflected as the Transportation Quantity (“TQ”) in the Gas Transportation Agreement for this Service Package.  As part of the Precedent Agreement, Shipper elected the negotiated rate option as offered by Transporter.  In response to the request of Shipper and pursuant to Section 5.1 of Rate Schedule FT-A of Transporter’s FERC Gas Tariff, as may be revised from time to time (“Transporter’s Tariff”), Transporter hereby agrees to adjust its Rate Schedule FT-A transportation rates for service provided under the above-referenced Service Package, as follows. Any terms that are not defined herein shall have the meaning as set forth in the Service Package.

[PARAGRAPHS 1-7 REDACTED]

8.                               This Negotiated Rate Agreement shall be filed with and is subject to approval by the FERC.

9                                 If any terms of this Negotiated Rate Agreement are disallowed by any order, rulemaking, regulation, or policy of the FERC, Transporter or Shipper may immediately terminate this Negotiated Rate Agreement.  In such event, or if any terms of this Negotiated Rate Agreement are in any way modified by order, rulemaking, regulation, or policy of the FERC, Transporter and Shipper may use commercially reasonable efforts to mutually agree to amend this Negotiated Rate Agreement to ensure that the original commercial intent of the parties is preserved.  Any such amendment shall be subject to authorizations and approvals

1 The term Service Package as referred to herein includes the Gas Transportation Agreement entered into between Shipper and Transporter on [insert date] and this Negotiated Rate Agreement.

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acceptable to Shipper in Shipper’s sole discretion.  Transporter shall cooperate with Shipper in Shipper’s efforts to obtain all approvals and authorizations referenced herein. If the parties cannot achieve mutual agreement, Transporter and Shipper each reserve the right to immediately terminate this Negotiated Rate Agreement.

10.                             If Shipper is interested in entering into this Negotiated Rate Agreement for firm capacity in accordance with the terms proposed above, please have the authorized representative of Shipper execute this Negotiated Rate Agreement, and return to the undersigned.  This Negotiated Rate Agreement will become binding upon the parties only after it then is accepted and executed by Transporter’s authorized representative on the below “Agreed to and Accepted” portion, which shall be done within ten (10) business  days of receipt from Shipper.  One fully executed copy will be returned for your records.

Sincerely,

Manager, Business Development
Tennessee Gas Pipeline Company, L.L.C.

TENNESSEE GAS PIPELINE COMPANY, L.L.C.

AGREED TO AND ACCEPTED

THIS_____DAY OF__________, [XXXX]

By:

Name:

Title:

UIL HOLDINGS CORPORATION

AGREED TO AND ACCEPTED

THIS_____DAY OF_______, [XXXX]

By:

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Name:

Title:

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